EXHIBIT 99.9

                    Opinion and Consent of Norman M. Krivosha
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                                   AMERITAS VARIABLE LIFE INSURANCE COMPANY LOGO
                                       5900 "O" Street, Lincoln, Nebraska  68510


February 24, 1997




Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska  68501

Gentlemen:

With reference to Post-Effective Amendment No. 9 on Form N-4 filed by Ameritas Variable Life Insurance Company and Ameritas Variable Life Insurance Company
Separate Account VA-2 with the Securities & Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

   1. Ameritas Variable Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable annuity policies.

   2. Ameritas Variable Life Insurance Company Separate Account VA-2 is a duly authorized and existing separate account established pursuant to the provisions of Section 44-310.06 (subsequently repealed) and/or
         44.402.01 of the Statutes of the State of Nebraska.

   3. The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Variable Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 9 to said Form N-4 Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,


/s/ Norman Krivosha

Norman Krivosha
Secretary and General Counsel